EXHIBIT 10.41

EMPLOYMENT CONTRACT

BETWEEN: Chiquita International Services Group N.V. (C.I.S.G.), with principal office at Antwerp, Rijnkaai 37;

Represented for the purposes of this agreement by Robert Kistinger, in his capacity as President and C.O.O.;

referred to hereinafter as the “THE COMPANY”;

AND:	Michel Loeb, Rue Franz Merjay 97,1050 Brussels;

referred to hereinafter as the “THE EMPLOYEE”;

HAS THE FOLLOWING BEEN AGREED:

DEFINITIONS

For the purposes of the interpretation, construal and application of this agreement the following are to be understood as defined below:

•	Group: the entirety of the companies as well as each company separately that belong to the same financial and economic group as the Company;

•	Enterprise: the enterprise or enterprises exploited by the Company;

•

Information: information of a commercial, technical, strategic or financial nature relating to the Company or the Group, or the business partners or employees of one or both of them that the Employee night learn of during the performance of or on the occasion of this agreement, regardless of the form this information may take (word of mouth, electronic, written text, and similar).

•	Confidential Information: all information, with the exception of that information that the Employee may show to have been made public by the Company or the Group hitherto.

ARTICLE 1—SUBJECT

The Company takes the Employee into its employ and the Employee will work for the Company for an indefinite period of time in the capacity of President of Chiquita Fresh Europe subject to the conditions set out in this contract. The Employee commences his employ on 1 January 2004.

Depending on the needs of the Enterprise, the Company may give the Employee other responsibilities or instructions. The Employee will, having regard to his function and remuneration, be flexible with respect to the responsibilities and instructions given to him to the extent that these correspond to his qualifications and that they do not give rise to a reduction in remuneration.

Employee will devote 60% of his working hours in Belgium to the Company and will be remunerated accordingly. The other 40% of his working hours will be shared between two other Group companies, namely Chiquita Nederland (Chiquita Banana Company B.V.) and Chiquita UK (Chiquita England Ltd), in accordance with the work performed by the Employee on behalf of these companies.

ARTICLE 2—PLACE OF WORK

The Employee will perform his work in Belgium and in the various countries where the Group has its activities.

The place of employment is not an essential element of this contract. The Company therefore reserves the right to put the Employee either provisionally or permanently to work in any other place.

The Employee agrees to travel in Belgium and abroad for the purpose of the performance of his instructions and his responsibilities.

Employee expressly agrees to any change in the place of his employment and potential business-related travel.

ARTICLE 3—HOURS OF EMPLOYMENT

The Employee occupies a managerial position or position of confidence in the Company within the meaning of the Royal Decree of 10 February 1965. Consequently the legal provisions on hours of employment are not applicable to him.

The pay of the Employee as determined in this contract takes account of any additional services. Consequently any performance of additional work cannot give rise to any additional claims for remuneration on the part of the Employee.

ARTICLE 4—GENERAL OBLIGATIONS OF THE EMPLOYEE

The Employee will serve the interests of the Company and the Group in all circumstances and at all times.

The Employee will perform all tasks entrusted to him by the Company. The Employee will always show the care and concern of a prudent businessman in the performance of same.

Employee will immediately communicate all information to the Company that Company may request of him and will comply faithfully with all instructions that may be given to him.

ARTICLE 5—BELGIAN SOCIAL SECURITY

Further to the applicable European regulations on social security, EEC VO 1408/71, the Employee falls exclusively under the Belgian social security arrangements by reason of his domicile in Belgium.

With respect to all contacts with the social security administration, the Company will act as the representative of the other companies of the Group for which the Employee works, and will make all the necessary declarations, complete all formalities and make all payments in their name and on their behalf, subject to the requirement incumbent on the other companies of the Group to reimburse the Company for the payments made in proportion to the services supplied by Employee.

Should the Belgian system of social security no longer be applicable, for example in consequence of the removal of the Employee to another country, the company of the country to which the Employee has moved shall then act as the representative of the Company in its contacts with the local social security administration.

ARTICLE 6—REMUNERATION

§1	Fixed Pay

The Company will pay the Employee a monthly gross wage of EUR 10,345 EUR in 12 monthly installments. The wage is payable on the last day of the month. The right to pay indexation and the methods of calculating and granting same are governed by the provisions of CLA 218, which is applicable to this category of employment. (CLA = Central Labour Agreement).

§2	Holiday Pay

The Employee is entitled to the legal holiday pay in accordance with Belgian law.

§3	End-of-year Bonus

The conditions of granting and paying an end-of-year bonus are governed by the provisions of the applicable CLAs. In the event that the Employee no longer works for the Company when the end-of-year bonus is paid, he is entitled to a bonus that reflects the number of months for which he has worked for the Company in that year.

§4	Payment

The pay, holiday pay, and any end-of-year bonus will after the deduction of all social security contributions and prepaid income tax be credited to Employee’s bank account, the number of which is xxx-xxxxxxx-xx.

ARTICLE 7—MANAGEMENT INCENTIVE PLAN

Employee takes part in the Management Incentive Plan (M.I.P.), to the extent that Employee complies with the conditions of the M.I.P. as determined by the Company. The bonus target is 70% of the annual salary and is dependent on the work performed by the Employee and the results of the Company.

The Employee is entitled to a pro rata temporis allocation of said bonus, if he is no longer in the employ of the Company on the normal date of payment of this bonus, unless he has been dismissed for pressing reasons. Consequently, the Employee will receive a bonus that reflects his participation in the M.I.P.during the year of his departure to the extent that the Employee should have a right to a bonus in accordance with the conditions of the M.I.P.

The Company may review the parameters of the M.I.P. at all times and may even decide to suspend the M.I.P.

ARTICLE 8—LONG TERM INCENTIVE PLAN

The Employee takes part in a renewable three year incentive programme in accordance with the conditions set out in the long term incentive plan.

The Employee is entitled to a pro rata temporis allocation of said bonus, if he is no longer in the employ of the Company on the normal date of payment of this bonus, unless he has been dismissed for pressing reasons or left the employ of the Company before October of the year concerned. Consequently, the Employee will receive a bonus based on the operating results of the year concern and in accordance with the duration of his participation in the long term participation plan in accordance with the conditions of the long term incentive plan M.I.P.

The Company may review the parameters of the long term incentive plan at all times and may even decide to suspend the long term incentive plan.

ARTICLE 9—RESTRICTED STOCK AWARD

On 1 January 2004 Employee was allocated a restricted stock award of 17,000 units of Chiquita Brands International, Inc. common stock. Ownership of these shares becomes effective at the rate of one quarter (1/4) per annum upon the anniversary of the allocation date. Once these shares have been fully and finally acquired, they are freely negotiable.

If in the meantime the employment contract with the Employee should be terminated, the rights to the nonacquired shares will lapse.

ARTICLE 10—COMPANY CAR

The Company makes a company car available to Employee of the type Mercedes CLK 270 CDI (or equivalent) for the purposes of his professional activities.

The Employee is aware that the car policy is not a static element, but is subject to any changes in the law and changes in leasing conditions. Parties therefore confirm that the Company has the right to change the car policy in relation to the needs incumbent on the enterprise. The Employee expressly agrees to any technical changes to the car policy that do not give rise to any real change in the company car made available to him. He also agrees that in the event of new lease conditions being imposed on the Company, these may and/or will be imposed on or charged to the Employee.

The Company and the Employee acknowledge that the granting of and the conditions and procedures relating to the company car as contained in this contract, the car policy and the conditions imposed by the leasing company do not constitute an essential part of the Employee’s employment contract.

Employee agrees to use the company car as a prudent car owner in accordance with the guidelines set out in the car policy of the Company. The Employee acknowledges receiving a copy of the car policy, being aware of its content, being in agreement with this content and agreeing to abide by the rules of the car policy.

The Employee is allowed to use the company car for private purposes, in accordance with the conditions of and provisions set out in the car policy. The benefit this represents will be declared in accordance with the tax regulations in this respect.

ARTICLE 11—LUNCHEON VOUCHERS

For every day effectively worked by the Employee he will receive a luncheon voucher made out to his name. The condition of the personal allocation of the voucher is met when its allocation and the details referring to same appear on the individual account of the employee in accordance with the regulations concerning the maintenance of social documents.

The luncheon vouchers will be handed to the Employee every day in relation to the work assumed to have been effectively performed. The number of vouchers is adjusted to match the number of days effectively worked at the very latest on the last day of the month following the quarter under consideration.

A luncheon voucher has a nominal value of EUR 5.50. This value may be adjusted during the course of the contract. The contribution of the Company is EUR 4.41 for each voucher while that of the Employee is EUR 1.09. The Employee gives his express agreement to the deduction of aforementioned sum, multiplied by the number of luncheon vouchers awarded every month, from his net monthly pay.

The luncheon voucher clearly states that its period of validity is limited to three months and that it may only be used for the payment of a meal or for the purchase of consumable food.

The contract relating to luncheon vouchers can be terminated from year to year. The Employee expressly agrees that the object of the luncheon voucher contract does not give rise to any rights in the future at the time that the contract relating to the luncheon vouchers should cease to be in effect.

ARTICLE 12—GROUP INSURANCE AND PENSION PLAN

The Company has taken out a group insurance policy on behalf of all its salaried personnel with:

•	AG Fortis (Chiquita International Benefit Plan) policy number XXXX; and

•	AXA policy number XX.XXXX.XX.

Employee expressly agrees to join this group insurance plan such as it applies within the Company in accordance with the specific regulations of all current or future group insurance plans. The Employee agrees to the deduction of his personal contributions from his net pay, as provided for in the applicable group insurance regulations or in any annexes to these regulations.

The Employee acknowledges having a received a copy of the group insurance regulations. In consequence of the act of signing this contract Employee expressly accepts all provisions of these regulations and every future regulation. The inclusion of the benefit of the group insurance in this contract cannot create any additional right on the part of Employee other than those granted to him by the group insurance regulations. Nor can the rights that the Company can draw on the basis of the group insurance regulations or the law be curtailed by the inclusion of the benefit in this contract.

By participating in the Group Insurance Plan Employee also takes part in a supplementary medical plan that covers hospital and invalidity and in MEDEX (travel cover offering easy access for medical emergencies).

Because in the event of sickness and invalidity the Company assumes via the group insurance plan the burden of additional compensation in addition to the legal compensation in the event of sickness and invalidity (with a ceiling of a maximum salary of EUR 136,000), the Employee cannot make any claim for the legal provisions for sickness and invalidity in the other countries where he provides his services on behalf of Group companies.

ARTICLE 13—ADDITIONAL BENEFITS

§1	Definitions

For the purposes of this article, the following definition applies:

•	Additional benefit: every bonus or benefit to which the Employee has no entitlement by reason of law, applicable CLAs or thus contract.

§2	Award and withdrawal

The Company has the right to grant an additional benefit to Employee subject to the conditions that Company shall define. The Company also has the right to suspend the granting of an additional benefit without being required to explain its reasons for this to the Employee. The Company can unilaterally change or revoke the conditions of award that it has defined. The Employer acknowledges the independence of the Company in this respect,

The Employee can assert no rights in respect of an Additional Benefit. Parties expressly agree to exclude “usage” as a source of any right to an Additional Benefit.

Nor can Employee assert any right calculated on a pro rata temporis basis to an Additional Benefit in die event of his leaving the employ of the Company.

ARTICLE 14—DAYS OF HOLIDAY

The Employee has a right to fourteen days of holiday every year for the work he performs in Belgium, which corresponds to 60% of the days of holiday to which the Employer would normally be entitled, as he performs 60% of his working hours for the Company. The number of days of holiday is thus determined in accordance with the work performed by Employee.

Holiday must be taken in the calendar year in which the right arises. The time when holiday may be taken will be determined in advance in mutual consultation.

ARTICLE 15—SICKNESS AND ACCIDENT

The performance of the employment contract is suspended in the event of incapacity for work by reason of accident or sickness.

In such cases the Employee will immediately inform the Company so that the Company can take suitable measures in order to secure the continuity of its activities. Sickness or accident must be attested to by means of a medical certificate supplied within a period of 48 hours to the Company.

ARTICLE 16—EXCLUSIVITY

Employee acknowledges and accepts that on the one hand the instructions and responsibilities given to him are based on the assumption, and on the other hand the remuneration granted to him is determined in such a way, that the Employee makes the entirety of his professional activities and skills available to the Company and the Group.

The Employee will submit the performance of every other professional activity to the prior approval of the Company. The Company may withhold this approval without stating its reasons or make this approval subject to certain conditions.

Such approval is required for every professional activity, remunerated or otherwise, that:

1.	is exercised directly by Employee as a self-employed person or as an employee, agent, or representative of a company or incorporated or de facto association; or,

2.	is exercised indirectly through the intermediary of a company controlled by the Employee or incorporated or de facto association.

The Company is aware that the Employee is the director-manager of EMC2 Management sprl. Nonetheless Employee undertakes not pursue any activities that conflict with (i) the interests of the Company or the other Companies of the Group or (ii) the provisions of this contract.

ARTICLE 17—CONFIDENTIALITY

During the course of the performance of this employment agreement Employee

•	shall not disclose any Confidential information to any third party;

•	not use any Confidential information for his own purposes (gainful or otherwise) or for the purposes of third parties (gainful or otherwise).

After the termination of the employment contract, Employee

•	shall not disclose any confidential information to any third party whatsoever,

•	not use any Confidential information for his own purposes (gainful or otherwise) or for the purposes of third parties (gainful or otherwise);

•

shall spontaneously, or in the absence of same, upon the first request of the Company or associated companies, return all Confidential information to the Company or to the associated companies, regardless of the medium in which this Confidential information is contained;

•	shall inform his new employer or principal of these obligations.

Any breach of the undertakings mentioned in this article will give rise to compensation based on the extent of the harm truly incurred payable by Employee and gives the Company or the Group the right to seek such compensation. Furthermore the Company or the Group will, without any prior formal notification being required, be entitled to take all other measures (seek cessation, interlocutory proceedings, etc.) in order to preserve its rights in respect of Confidential Information.

ARTICLE 18—TRANSFER OF INTELLECTUAL PROPERTY RIGHTS

§1	Definitions

For the purposes of this article the following definition applies:

•

Intellectual property rights: copyrights, patent rights, rights to models, brand name rights, rights sui generis, and all other possible intellectual property rights and associated rights to works, services, creations, computer programs, studies, research, embodiments or inventions and similar.

§2	The Transfer

The Employee transfers all intellectual property rights established during the course of the implementation of his employment agreement and within the scope of its application, irrevocably and unconditionally as of their creation to the Company to the widest possible extent, that is to say for all methods and forms of exploitation whether currently in existence or to be developed in the future, for the entire duration of such rights and throughout the entire world.

§3	Exploitation

Only the Company has the right to determine if, when and how the work to which the transferred rights relate will be exploited, such as the among other things but not exhaustively the following:

i.	by means of paper media, such as books, magazines, brochures and similar;

ii.	by means of computerized media, such as diskettes, compact disks, software programs, networks and similar;

iii.	by means of public information and study sessions and similar.

Even unexploited works and the right thereto continue to remain the Company’s exclusive property, and without prejudicing the right of the Company to transfer same.

§4	Remuneration

The Company will pay the Employee-author for every exploitation of a copyright protected work, with the exception of computer programs and databases having regard for the legal assumption of transfer applicable to same, by means of a form unknown at the time of the establishment of this agreement, remuneration of 5% of the net profit realized by the form of exploitation. This remuneration will, however, be limited to a sum that corresponds to 10% of the gross monthly pay most recently received.

§5	The Name

The Company is entitled not to mention the name of the Employee and also to modify the work and/or to cause it to be modified to the degree that the Company deems necessary for the exploitation of the work, without prejudice to the right of Employee to oppose every distortion, mutilation, or other change to his work and every alteration of the work that could harm his honour or reputation. Parties hereby expressly agree that if a work appears without any mention of the name of Employee, this cannot give rise to any harm to his honour or reputation.

§6	Help by the Employee

The Employee undertakes to give the Group all the necessary help needed to obtain the rights to relevant legal titles, in particular by signing the necessary documents and by taking part in procedures to obtain said rights or titles.

§7	Acquisition of Rights

Employee declares and if necessary guarantees that he rightfully owns or has acquired the author’s rights to the works he has brought into being, such as are offered to the Company, as well as to all elements (such as photographs, graphic elements, illustrations, charts, etc.) of which these works, as offered to the Company, consist. Moreover he confirms that the entirety of the works created by him, including the photographs, graphic elements, illustrations, charts, etc. as offered to the Company do not constitute a breach of any copyright or any other rights of third parties, of any legislation (for example concerning public policy or good morals), and that insofar these works include portraits, the express prior permission required by the law for the publication of these portraits or illustrations has been obtained.

ARTICLE 19—FEES AND TIPS

In no circumstances whatsoever will the Employee accept, either directly or indirectly, a commission fee, a tip, or payment, whether in monies or in kind, from any person who has or might have a professional relationship with the Company or the Group.

ARTICLE 20—TERMINATION OF THE AGREEMENT

Notice by the Employee

The Employee may terminate the employment contract subject to notice given to the Company or subject to the payment of compensation in lieu of notice. The applicable period of notice is determined in accordance with Article 82 of the Law on the Employment Contract of 3 July 1978.

Notice by the Company

Parties expressly agree that, unless the contract is terminated immediately for pressing reasons, the Company may terminate the contract at all times subject to the service of a period of notice of:

•	15 (fifteen) months as long as employee has less than 6 (six) years seniority with the Company at the time of termination;

•	15 (fifteen) months, to be increased by one month for each year of continuous service at the time of the termination, as soon as the employee has at least 6 (six) years of seniority with the Company

The Company may also opt for the payment of the compensation corresponding to the required period of notice.

Impact on the employment contracts with the other companies of the Group

The various employment contracts must be regarded as being inseparably linked to one another. Consequently the termination of one employment contract automatically entails the termination of the other contracts, regardless of which party terminates the contract, unless this should conflict with the obligatory provisions of law of the country in which the Employee delivers the services of his employment, and with the exception of the event of the replacement of an existing employment contract with the Company, Chiquita England or Chiquita Banana Company by an employment agreement with another company in the Group.

The termination of one employment contract by the Employee will therefore be regarded as the automatic termination of the agreements with the other employers.

If in the event of the termination of the employment agreement by the Company or another company of the Group, the Employee has the right to a termination payment, all compensation paid to Employee in another country, will be set against the termination payment payable under Belgian law.

ARTICLE 21—PRESSING REASONS

The Company may immediately terminate this agreement without notice or termination payment, should a grave error on the part of Employee or the behaviour of the Employee make all further professional association between the parties to the employer-employee relationship immediately and irrevocably impossible.

The eventualities set out below are examples of pressing reasons that would give rise to the immediate termination of the contract:

1.	Every breach by the Employee of his obligations set out in this agreement;

2.	Every breach of the confidentiality requirement by Employee;

3.	Every breach of the obligation not to receive any commission fee or payment;

4.	Every falsification of documents or fraud;

5.	Every abuse of the credit cards or funds of the Company or the Group;

6.	Every criminal act that is of such a nature that the trust between parties would be irrevocably harmed or which the reputation would harm the reputation or image of the Company or the Group;

7.	Every unjustified absence during a period of three successive days;

8.	Every public statement that could harm the reputation or image of the Company or the Group; or

9.	Every breach by Employee of the intellectual property rights of third parties.

ARTICLE 22—OBLIGATIONS OF THE EMPLOYEE IN THE EVENT OF TERMINATION

In the event of the termination of this contract regardless of the reason for same, Employee will immediately:

•	return all visiting cards and credit cards issued by the Company or by the Group;

•

return without making copies of same all documents containing Information or Confidential information that may be in his or her possession, the keys to the offices of the Company, the company car, as well as all objects, materials and equipment of the Company that may still be in his or her possession and which belong to the Company or the Group.

Every agreement or arrangement reached between parties relating to the termination of this contract will be handled as Confidential Information, to which the confidentiality provisions of this agreement are applicable.

ARTICLE 23—UNFAIR COMPETITION

Employee acknowledges and is aware that the law forbids, even after leaving the employ of the Company, to disclose manufacturing secrets, business secrets, or secrets in connection with personal or confidential matters that the Employee could have become acquainted with during the course of the exercise of his professional activities. The Employee moreover acknowledges and is aware that the distribution of manufacturing secrets is subject to criminal sanction (Article 304 of the Penal Code). The Employee acknowledges and is aware that defamation and calumny are subject to criminal sanction (Articles 443, 444, and 445 of the Penal Code).

The Employee also acknowledges that it is forbidden to commit acts of unfair competition and to cooperate with same. The following acts are examples of unfair competition:

1.	the use of Confidential information in the personal interest of the Employee or in the interest of every other person other than the Company or the Group;

2.	the use of the name or the logo of the Company or the Group in his personal interest or in the interest of any other natural or juristic person other than the Company or the Group;

3.	ever act that could give rise to confusion among the customers or suppliers of the Company or the Group concerning the activity of the Employee or the activities of the Company or the Group;

4.	every attempt to persuade or encourage one or more employees of the Company or Group to leave their respective employers.

In the event of unfair competition by the Employee, the Company will have the right to seek compensation equal to the loss and harm it has sustained.

ARTICLE 24—DIVERGENT NON-COMPETITION CAUSE

§1	Background

The Company:

•	deploys it activities internationally, or

•	has significant economic, technical or financial interests in international markets, or;

•	its own research department or a service that designs original industrial models.

The Employee may be employed on works that make it possible for the Employee to become either directly or indirectly aware of practices specific to the Company, and which if used outside the Company could be disadvantageous to the Company.

§2	Purpose

For this reason Employee undertakes, in the event of the termination of this agreement, not to compete with the Company. Here no distinction is made between the fact of whether this competition is fair or unfair, is direct or indirect, or if it is carried on for the Employee’s own account or for that of a third party. All are forbidden.

This undertaking relates to:

•

activities similar to those exercised by Employee with the Company, subject to the additional condition that the activities exercised with the new employer are similar to those exercised at the Company.

•	Belgian territory and all member states of the European Union.

•	a period of 12 months counting from the date on which the employment relationship came to an end.

§3	Conditions of Application and Procedures

This undertaking is nonetheless not applicable when the Employee puts an end to the employment agreement by reason of pressing reasons due to the Company.

The procedures of this clause are governed by the applicable CLAs. Parties agree that if a new CLA should limit the procedures of this clause, the clause shall be restricted so that it conforms to the new CLA.

§4	Waiver-compensation-sanction

The Company has the option of waiving the application of this clause in writing during a period of 15 days following the termination of the employment agreement.

When the Company does not waive the application of this clause, the Company will be liable to Employee for a single and contractually determined sum of compensation equal to 50% of the basic pay corresponding to the duration of the application of this clause. Account is taken of the gross basic pay of the Employee at the time of his departure from the Company.

Should the Employee breach this clause, he will be required to pay the Company the same compensation as that mentioned above, increased by an equal sum by way of compensation. The Company has the right to seek greater compensation on the basis of the real damage sustained by the Company which it can show that it has suffered.

ARTICLE 25—EMPLOYMENT REGULATIONS

The Employee declares that he has received a copy of the employment regulations.

ARTICLE 26—APPLICABLE LAW

This contract and the contracts agreed with the companies of the Group are governed by Belgian law.

Nonetheless local law will be applicable regarding those provisions concerning working hours, number of holidays, and safety to the extent that the employee performs work outside Belgium.

ARTICLE 27—COMPETENT COURTS

Parties expressly agree that all disputes relating to this contract, its formation, implementation, and termination will be submitted exclusively to the Industrial Courts of Belgium.

ARTICLE 28—GENERAL

This contract is the comprehensive arrangement between parties and replaces all earlier contracts, arrangements and correspondence on this subject.

THIS CONTRACT WAS SIGNED AT ANTWERP ON 29/12/2003 IN QUINTUPLICATE. EACH PARTY ACKNOWLEDGES THE RECEIPT OF A COPY BY THE ACT OF SIGNING THIS CONTRACT.

THE EMPLOYEE	THE COMPANY

/s/ Michel Loeb	/s/ Robert Kistinger
Michel Loeb	Robert Kistinger
President & C.O.O.

(signature preceded by the handwritten

statement “read and approved”) 24/01/2004

APPENDIX TO THE EMPLOYMENT AGREEMENT OF 29 DECEMBER 2003

The undersigned:

1.	Chiquita International Services Group N.V. (C.I.S.G), with registered offices at 2000 Antwerp (Belgium), Rijnkaai 37, registered with the Crossroads Bank for Enterprises under number 0451.808.677;

Represented by William Anast Tsacalis

Referred to as “the Company”;

And

2.	Michel Loeb Avenue Jeanne 21/11, 1050 Brussels Belgium,

Referred to as the “Employee”;

Parties hereinafter also jointly referred to as “Parties” and individually as “Party”;

WHEREAS:

A.	The Employee is as of 1 January 2004 employed by the Company.

B.	In addition to his activities for the Company, the Employee also devotes 40% of his working time to Chiquita Banana Company B.V. and Chiquita England Ltd. Moreover, the Employee is appointed as a non-remunerated Managing Director of Chiquita Banana Company B.V. and Chiquita England Ltd.;

C.	As from 1 April 2007 the Employee will be appointed as a remunerated Managing Director of Chiquita Banana Company B.V. by entering into an employment agreement and as a company manager of this company; The employment contract with Chiquita England Ltd. will be terminated. Therefore, the Parties agree to reduce the performances of the Employee set forth in the Employment Agreement of 29 December 2003.

D.	The Parties desire to set forth the terms and conditions applying to the Managing Director’s employment in this agreement.

DECLARE TO HAVE AGREED AS FOLLOWS:

1.	Object

1.1	As of 1 April 2007 the Employee works for the Company as President Chiquita Fresh Europe.

1.2	The average working time of the Employee equals at least 60% of a full-time employment. His monthly salary will be fixed in compliance with his performances.

1.3	In addition the Parties agree that the Employee will devote 40% of his working time to Chiquita Banana Company B.V.

2.	Seniority

2.1	Parties acknowledge and agree that the Employee’s seniority is to be calculated as of 1 January 2004.

3.	Salary

As from 1 April 2007 the Employee shall be entitled to a monthly salary of EUR 11,922.41 gross. In addition to this amount the Employee shall be entitled to a year-end-bonus and a single and double holiday leave pay, as well as any other benefit granted under the terms of the Employment Agreement of 29 December 2003.

4.	Holidays

Per full year of employment the Employee shall be entitled to 15 holidays, which equals 60% of the number of holidays set forth in the law and the collective bargaining agreements.

5.	Pension

The employer commits itself to continue to contribute to the existing group insurance plan.

6.	Amendments

The clauses set forth in the Employment Agreement of 29 December 2003 remain fully valid as far as not replaced by the clauses the present Appendix.

7.	Applicable law and jurisdiction

The present agreement shall be governed by Belgian law. Any dispute arising in connection with it and which cannot be settled on an amicable basis shall be submitted to the Courts and Tribunals of Antwerp.

2

In witness whereof, this agreement has been signed and executed in duplicate in Antwerp on 1 April 2007 each Party acknowledging having received one original copy.

Chiquita International Services Group		M. Loeb
N.V.(C.I.S.G)

	/s/ William Anast Tsacalis	/s/ Michel Loeb
Name:	William Anast Tsacalis
Title:	Directeur

(read and approved)

3

CHIQUITA	SCHELLUINSESTRAAT 46-b
BANANA	4203 NM GORINCHEM
COMPANY B.V.	P.O. BOX 59
4200 AB GORINCHEM
THE NETHERLANDS

EMPLOYMENT AGREEMENT MANAGING DIRECTOR

The undersigned:

1.	Chiquita Banana Company B.V., a private company with limited liability (besfoten vennootschap), incorporated under the laws of the Netherlands, established at Schelluinsestraat 46b, (4200 AB) Gorinchem, the Netherlands, represented by William Anast Tsacalis (‘“the Company”);

and

2.	Mr M. Loeb residing at Avenue Jeanne 21/11 (1050) Brussels, Belgium, (“Managing Director”);

parties hereinafter also jointly referred to as “Parties” and individually as “Party”;

Whereas:

A.	The Managing Director is as of 1 January 2004 employed by Chiquita International Services Group N.V. a public company with limited liability, incorporated under the laws of Belgium. under this employment agreement in accordance with Belgian law (“Employment Agreement Belgium”) the Managing director devotes 4096 of his working time to the Chiquita Banana Company B.V. and Chiquita England Ltd. The Parties stipulated the employment particulars regarding the Company in a statement of employment particulars within the meaning of article 7:655 of the Dutch Civil Code;

B.	The Managing Director is appointed as a non-remunerated Managing Director of the Company by a resolution of the general meeting of shareholders dated 1 January 2004, effective as of 1 January 2004;

C.	The parties wish that the Managing Director not only fulfils the title of Managing Director from a corporate law perspective but also from an employment law perspective and therefore to change the Managing Director’s current position into that of remunerated Managing Director of the company; The Managing Director will devote 40% of his working time to Chiquita Banana Company B.V. the Managing Director will not any longer fulfil any function for Chiquita England Ltd.

D.	The Parties desire to set forth the terms and conditions applying to the Managing Director’s employment in this agreement.

Declare to have agreed as follows:

1.	Date of Commencement of Employment and Position

1.1	The Managing Director shall enter into an employment agreement with the Company in the position of managing director (in Dutch: “statutair directeur”), effective as of 1 April 2007.

1.2	The Managing Director’s place of employment will be the office of the Company in Gorinchem, the Netherlands. The Company will be entitled to change the place of employment after consultation with the Managing Director.

1.3	The Managing Director shall fulfil all obligations vested in him by law, laid down in the articles of association of the Company and in instructions determined or to be determined in a management regulation.

1.4	The Managing Director is obliged to do or to refrain from doing all that managing directors in similar positions should do or should refrain from doing. The Managing Director shall fully devote himself, his time and his energy to promoting the interest of the Company.

1.5	If the Managing Director is a member of the Supervisory Board of another company within the same group (“q.q.-commissariaat”), he will pay the income derived there from to the Company, unless the Company decides otherwise. The Managing Director will not suffer any tax disadvantage.

2.	Seniority

2.1	Parties acknowledge and agree that the Managing Director’s seniority is to be calculated as of 1 January 2004.

3.	Duration of the Agreement and Notice of Termination

3.1	This agreement is entered into for an indefinite period.

3.2	This agreement shall terminate in any event, without notice being required, on the first day of the month following the date on which the Managing Director reaches the age of 65, unless the Managing Directors pension scheme provides for a different date.

3.3	The agreement may be terminated by either party with due observance of the statutory notice period.

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3.4	At the termination of this agreement the Managing Director shall resign from the Supervisory Board position(s) held by him as referred to in article 1.5 of this agreement.

4.	Compensation

The Managing Director’s base salary shall amount to EUR 114.240 gross per year, which shall be paid in twelve equal installments at the end of each month. A bonus, if applicable, will be paid on top of the annual base salary based on the MIP (see article 5). The Managing Director’s salary (“Annual Salary” see article 6) is including this bonus as well as a holiday allowance of eight percent (8%). The general meeting of shareholders of the Company shall duly resolve on the remuneration in accordance with this agreement.

5.	Management Incentive Plan

Reference is made to article 7 of the employment agreement of Chiquita International Services Group N.V. and the Managing Director dated 29 December 2003 (“Article 7”). Parties agree and acknowledge that the Managing Director is eligible for the Management Incentive Plan (“M.I.P.”), if and as far as the Managing Director meets the conditions as determined by the Company. The bonus target is 70% of the gross Annual Salary and is subject to the Managing Director’s performance and company targets (“Bonus”).

The Managing Director is not entitled to a pro rata part of the Bonus, if he is no longer employed by the Company at the date that payment of the Bonus normally takes place.

The Company has the right at all times and to its sole discretion to amend and/or withdraw the M.I.P.

Parties agree and acknowledge that 40% of the Bonus will be paid out under the Employment Agreement.

The content of this article is not deemed to imply any amendments to Article 7. In the event of any discrepancy of terminology due to translation, the Dutch text shall prevail.

6.	Severance payment

6.1	In the event of a termination of this employment agreement by or on the initiative of the Company, the Managing Director is entitled to a compensation for damages (“Severance Payment”)

(i)	in the event that the Managing Director’s seniority is six (6) years or less, equal to: (fifteen (15) Monthly Salaries) minus (-/-) (the Monthly Salaries over the applicable notice period or compensation thereof) (see also Annex 1.A); or

(ii)	In the event that the Managing Director’s seniority is more than six (6) years, equal to: (fifteen (15) Monthly Salaries) plus (+) (one Monthly Salary for each year of service) minus (-/-) (the Monthly Salaries over the applicable notice period or compensation thereof) (see also Annex 1.B).

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The “Monthly salary” equals 1/12 of the Annual Salary as defined in article 4, including the base salary, bonus and holiday pay on the bonus at the amounts the Managing Director is entitled to on the day of the termination.

6.2	The Managing Director shad not be entitled to the Severance Payment in the event the employment agreement is validly terminated for urgent cause as referred to in section 7:678 of the Dutch Civil Code (Burgelijk Wetboek) (“DCC”).

Following facts are examples of urgent causes that could terminate the employment agreement without entitlement to the Severance Payment:

(i)	a violation of the obligations of the Managing Director under this agreement;

(ii)	a minor offence (“overtreding”) or criminal offence (“misdrijf”) within the meaning of the Dutch Criminal Code, of such nature that the confidence of the Company in the Managing Director is permanently violated or that is harmful to the reputation and/or the image of the Company and/or the group or a group company as referred to in section 2:24b of the DCC (“Offence”). Abuse of credit cards or funds of the Company or of the group or of a group company as referred to in section 2:24b of the DCC, fraud and forgery, shall in any case be regarded as an Offence;

(iii)	an unauthorized absence for a period of three consecutive working days or more, under—solely for the meaning of this provision—this agreement and the Employment Agreement Belgium;

(iv)	a public statement by the Managing Director detrimental to the reputation or the image of the Company or the group or of a group company as referred to in section 2:24b of the DCC; or

(v)	an infringement by the Managing Director to intellectual property rights of third parties.

6.3	Irrespective of any compensation granted to the Managing Director by a judicial institution, the compensation mentioned in article 6.1 is binding upon the Company and the Managing Director and nothing more, nothing less or anything other.

7.	Expenses

To the extent the Company has given prior approval for such expenses, the Company shall reimburse all reasonable expenses incurred by the Managing Director in the performance of his duties upon submission of all the relevant invoices and vouchers.

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8.	Overtime

8.1	The Managing Director may be required to work overtime at the request of the Company, insofar as the circumstances of the company so require.

8.2	The Company shall pay no compensation for overtime work.

9.	Holidays

The Managing Director shall be entitled to ten (10) working days vacation per year. In taking vacation, the Managing Director shall duly observe the interests of the Company.

10.	Insurances

The Company shall maintain an adequate Directors and Officers liability insurance on behalf of the Managing Director.

11.	Sickness

In the event of sickness as defined in article 7:629 of the Civil Code, the Managing Director shall notify the Company as soon as possible, but nevertheless before 09:00 o’clock at the latest on the first day of sickness. The Managing Director shall observe the Company’s policy pertaining to sickness, as determined by the Company from time to time.

12.	Confidentiality

12.1	The Managing Director shall throughout the duration of this agreement and after this agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual (including other personnel of the Company or of other companies affiliated with the Company unless such personnel must be informed in connection with their work activities for the Company) any information of a confidential nature concerning the Company or other companies affiliated with the Company, which has become known to the Managing Director as a result of his employment with the Company and of which the Managing Director knows or should have known to be of a confidential nature.

12.2	If the Managing Director breaches the obligations pursuant to paragraph 1 of this article, the Managing Director shall contrary to article 7:650, sub 3, 4 and 5 of the Civil Code, without any notice of default being required, pay to the Company for each breach thereof, a penalty amounting to EUR 10,000.—. Alternatively, the Company will be entitled to claim full damages.

13.	Documents

The Managing Director shall not have nor keep in his possession any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to the Company or to other companies affiliated with the Company and

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which have been made available to the Managing Director as a result of his employment, except insofar as and for as long as necessary for the performance of his work for the Company. In any event the Managing Director will be obliged to return to the Company immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof at termination of this agreement or on suspension of the Managing Director from active duty for whatever reason.

14.	No additional occupation

The Managing Director shall refrain from accepting remunerated or time consuming non-remunerated work activities with or for third parties or from doing business for his own account without the prior written consent of the Company, except for activities performed for Chiquita International Services Group N.V., professional activities of the Managing Director through his private company EMC2 Management sprl and/or other companies/subsidiaries if and as far as agreed upon by the Company and the Managing Director.

15.	Non-Competition

15.1	The Parties acknowledge and agree that the Company is active in an international field, has important economical, technical or financial interests on the international markets and has its own department for research and development of original industrial designs.

15.2	The Managing Director shall throughout the duration of this agreement and for a period of 12 months after termination hereof, not be engaged or involved in any manner, directly or indirectly, whether for the account of the Managing Director or for the account of others, in any enterprise which conducts activities in a field similar to or otherwise competes with that of the Company or any of its subsidiaries or affiliated companies nor act as intermediary In whatever manner directly or indirectly. This obligation applies solely to any work activities or involvement of the Managing Director within the territory of the European Union.

15.3	If the termination of the Employment Agreement is exclusively or predominantly attributable to the Company, then article 15.2. will not be applicable.

If the termination of the Employment Agreement is exclusively or predominantly attributable to the Managing Director, then for a period of six months after termination thereof the Managing Director shall be entitled to receive the Monthly Salaries as defined in article 6.1 during the non-competition period as mentioned in article 15.2.

If the termination of the Employment Agreement is not exclusively or predominantly attributable to the Company or the Managing Director, then for a period of six months after termination thereof the Managing Director shall be entitled to receive the Monthly Salaries during the non-competition period as mentioned in this article 15.2.

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For the avoidance of doubt, in all other circumstances the Managing Director shall not be entitled to financial compensation in respect of this non-competition obligation for the duration of the non-competition period as mentioned in article 15.2 and 15.3. after termination of this agreement.

15.4	The Managing Director remains under the obligation to adhere to the non-competition clause referred to in paragraph 1 of this article with respect to the, Company, if the Company of the Managing Director or a part thereof is transferred) by the Company to a third party within the meaning of article 7:662 and onwards of the Civil Code and this agreement terminates before or at the time of such transfer, while in the event of continuation of the employment agreement the Managing Director would have entered the employment of the acquirer by operation of law.

15.5	In the event the Managing Director breaches the obligations as expressed in paragraph 1 of this article, the Managing Director shall contrary to article 7:650, sub 3, 4 and 5 of the Civil Code, without notice of default being required, pay to the Company a penalty equal to 50% of the Annual Salary. Alternatively, the Company will be entitled to claim full damages.

16.	Gifts

The Managing Director shall not in connection with the performance of his duties, directly or indirectly, accept or demand commission, contributions or reimbursement In any form whatsoever from third parties. This does not apply to customary promotional gifts of little value.

17.	Amendments

Amendments to this agreement may only be agreed upon in writing and with regard to the Company, solely when a decision to that effect has been taken by the competent body of the Company.

18.	Entire Agreement

This Agreement sets forth the entire agreement and understanding between the Company and The Managing Director with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between the Parties.

19.	Applicable Law, No CAO

19.1	This agreement is governed by the laws of the Netherlands.

19.2	The employment regulations of the Company are applicable to this agreement. In the case of conflict between this agreement and the Company employment regulations, this agreement shall prevail.

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19.3	The Collective Labour Agreement (“CAO”) “Groothandel in Aardappeten, Groente en Fruit “(AGF”) is applicable to this agreement.

In witness whereof, this agreement has been signed and executed in duplicate in Gorinchem, 01/04/2007.

[Signatures on next page]

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Chiquita Banana Company B.V.		M. Loeb

	/s/ William Anast Tsacalis	/s/ Michel Loeb
Name:	WILLIAM ANAST TSACALIS
Title:	DIRECTOR

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CHIQUITA	SCHELLUINSESTRAAT 46-b
BANANA	4203 NM GORINCHEM
COMPANY B.V.	P.O. BOX 59
4200 AB GORINCHEM
THE NETHERLANDS

ANNEX 1

Annex provides four examples with respect to article 7 of the employment agreement between Chiquita Banana Company B.V. (the “Company”) and Mr M. Loeb (“Mr Loeb”), as per 1 April 2007 (“Employment Agreement”).

In the event of a termination of the Employment Agreement by or on the initiative of the Company, Mr Loeb is entitled to a compensation for damages (“Severance Payment”):

A.	(...) in the event that Mr Loeb’s seniority is 6 years or less, equal to: (15 Monthly Salaries3) minus (the Monthly Salaries over the applicable notice period or compensation thereof).

•	Example 1:

If the employment agreement of Mr Loeb is terminated by or on initiative of the Company after 4 years4, the applicable notice period is 1 month. Consequently, the Severance Payment amounts to: [15 Monthly Salaries] minus [1 Monthly Salary] = [14 Monthly Salaries].

•	Example 2:

If the employment agreement of Mr Loeb is terminated by or on initiative of the Company after 5 years, the applicable notice period is 2 months. Consequently, the Severance Payment amounts to: [15 Monthly Salaries] minus [2 Monthly Salaries] = [13 Monthly Salaries].

B.	(…) in the event that Mr Loeb’s seniority is more than 6 years, equal to: (15 Monthly Salaries) plus (1 Monthly Salary for each year of service) minus (the Monthly Salaries over the applicable notice period or compensation thereof).

•	Example 1:

If the employment agreement of Mr Loeb is terminated by or on initiative of the Company after 7 years, the applicable notice period is 2 months. Consequently, the Severance Payment amounts to: [15 Monthly Salaries] plus [7 Monthly Salaries] minus [2 Monthly Salaries] = [20 Monthly Salaries].

•	Example 2:

If the employment agreement of Mr Loeb is terminated by or on initiative of the Company after 10 years, the applicable

[3]	As defined in article 6.1 of the Employment Agreement.
[4]	Note that e.g. 5 years of service and six months will be round up to 6 years of service.

notice period is 3 months. Consequently, the Severance Payment amounts to: [15 Monthly Salaries] plus [10 Monthly Salaries] minus [3 Monthly Salaries] = [22 Monthly Salaries].

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[Chiquita Brands International		MEMORANDUM
letterhead]

To:	Michael Loeb	Date:	September 18, 2007

From:	Kevin Holland	Phone:	XXX-XXX-XXXX
Senior Vice President, Human Resources

Subject:	Special Payments

As you discussed with Bob Kistinger, Chiquita has agreed to make three special payments on your behalf to help mitigate the adverse tax consequences of the change in the split of your compensation to reflect your current responsibilities. The payments are as follows:

1.	We will process a special bonus payment of € 21,000 (split 60% in Belgium and 40% in the Netherlands) to yield a net payment of € 8,340 to you. This will be processed with the September payroll and is intended to compensate for the net loss to you for 2007 base salary due to the change in your split from 60/20/20 to 60/40.

2.	We will make a special contribution to the pension fund of € 8,742 (net € 6,400) to offset approximately half of the incremental tax expense associated with the restricted stock income recognized in January 2007. This will be processed after all appropriate paperwork and amendments have been completed with Fortis.

3.	We will make a special contribution to the pension fund of € 43,030 (net 31,500) to offset approximately half of the incremental tax expense associated with all income recognized in 2006. This will be processed after all appropriate paperwork and amendments have been completed with Fortis.

Please let me know if you have any questions.